Exhibit 10.1
AMENDED AND RESTATED CREDIT AGREEMENT
among
BELL MICROPRODUCTS INC.,
as Borrower,
and
THE TEACHERS’ RETIREMENT SYSTEM OF ALABAMA,
for Itself and as Agent
THE EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA
JUDICIAL RETIREMENT FUND,
PEIRAF-DEFERRED COMPENSATION PLAN,
and
PUBLIC EMPLOYEES INDIVIDUAL RETIREMENT ACCOUNT FUND
(collectively, the “Lenders”)
Effective as of June 30, 2008

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS AND ACCOUNTING TERMS	6

1.1 Defined Terms	6

1.2 GAAP	14

1.3 Headings	15

1.4 Plural Terms	15

1.5 Time	15

1.6 Governing Law	15

1.7 Construction	15

1.8 Calculation of Interest and Fees	15

1.9 Other Interpretive Provisions	15

ARTICLE 2. TERMS OF LENDING	15

2.1 Outstanding Borrowings Under the Existing Agreements	15

2.2 Amendment and Restatement of Existing Notes	15

2.3 The Notes	16

2.4 Collateral Security	16

2.5 Amendment Fees	17

ARTICLE 3. PROVISIONS OF THE NOTE	17

3.1 General Provisions As To Payments	17

3.2 Interest	18

3.3 Principal Repayment	18

3.4 Optional Prepayments	19

3.5 Late Fees	19

ARTICLE 4. CONDITIONS PRECEDENT	19

4.1 Conditions to Lenders’ Obligation to Proceed	19

ARTICLE 5. REPRESENTATIONS AND WARRANTIES	20

5.1 The Borrower’s Representations and Warranties	20

ARTICLE 6. COVENANTS	24

6.1 Affirmative Covenants	24

6.2 Negative Covenants	28

ARTICLE 7. DEFAULT	29

7.1 Events of Default	29

7.2 Remedies	30

ARTICLE 8. [RESERVED]	30

ARTICLE 9. SUBORDINATION OF NOTE	30

9.1 Notes and Liens Subordinate to Senior Indebtedness	30

9.2 Liens Subordinate to Senior Lenders’ Liens	31

ARTICLE 10. [RESERVED]	31

ARTICLE 11. MISCELLANEOUS	31

11.1 Notices	31

11.2 Expenses	32

11.3 Indemnification	32

11.4 Waivers; Amendments	32

11.5 Successors and Assigns	32

11.6 No Third Party Rights	33

11.7 Partial Invalidity	33

11.8 Counterparts	33

EXHIBITS

Exhibit A	Form of Note

Exhibit B	Principal Amounts and Payees

Exhibit C	Amortization Schedule

Exhibit D	Form of Security Agreement

Exhibit 6.1(a)	Compliance Certificate

Exhibit 6.2(a)	Permitted Indebtedness Test

Exhibit 6.2(h)	Financing Covenant Test

Exhibit 9.1	Company Debt Subordination Agreement

Exhibit 9.2	Subsidiary Lien Subordination Agreement

AMENDED AND RESTATED CREDIT AGREEMENT
          This Amended and Restated Credit Agreement (this “Agreement”) is made effective as of June 30, 2008 (the “Effective Date”), by and among The Teachers’ Retirement System of Alabama (“Teachers’ Retirement System”), The Employees’ Retirement System of Alabama (“Employees’ Retirement System”), Judicial Retirement Fund, PEIRAF-Deferred Compensation Plan, and Public Employees Individual Retirement Account Fund, (each, a “Lender” and collectively, the “Lenders”), Teacher’s Retirement System, as Agent for the Lenders (the “Agent”) and Bell Microproducts Inc., a California corporation (the “Borrower”).
R E C I T A L S
          A. Borrower and the Lenders, including the Agent, are parties to that certain Securities Purchase Agreement, dated as of July 6, 2000 (the “2000 Credit Agreement”), pursuant to which, among other things, Borrower issued to Lenders certain senior subordinated long term promissory notes in the aggregate original principal amount of $100,000,000 (collectively, the “2000 Long Term Notes”). Except as described in Recital C below, Borrower’s obligations under the 2000 Credit Agreement and the 2000 Long Term Notes are secured by security interests in all Collateral owned by Borrower and described in that certain Security Agreement by Borrower in favor of the Agent, as agent for the Lenders, dated as of July 6, 2000 (the “2000 Security Agreement”).
          B. In addition to the foregoing, Borrower and Teachers’ Retirement System and Employees’ Retirement System (collectively, the “Revolving Lenders”) are parties to that certain Revolving Credit Agreement, dated as of January 30, 2007 (the “2007 Credit Agreement”), pursuant to which Borrower issued to the Revolving Lenders certain senior subordinated revolving notes in the aggregate original principal amount of $30,000,000 (collectively, the “2007 Revolving Notes”). Except as described in Recital C below, Borrower’s obligations under the 2007 Credit Agreement and the 2007 Revolving Notes are secured by (i) security interests in all Collateral owned by Borrower and described in that certain Security Agreement by Borrower in favor of the Revolving Lenders, dated as of January 30, 2007, and (ii) security interests in all Collateral owned by Total Tec Systems, Inc., a New Jersey corporation and wholly-owned subsidiary of the Borrower (“Total Tec”) and described in that certain Security Agreement by Total Tec in favor of the Revolving Lenders, dated as of January 30, 2007 (collectively, the “2007 Security Agreements”).
          C. At Borrower’s request, the Lenders released their respective security interests in all Accounts of the Borrower, in order to permit Borrower to enter into the transactions contemplated by the Wachovia Bank Group Senior ABS Agreement described below. In order to induce the Lenders and the Agent to enter into this Agreement, Borrower has agreed to obtain all necessary consents and approvals that may be required in order to grant to Lenders and the Agent a second priority lien and security agreement in and to all Accounts of the Borrower by a certain date (and, if unable to do so, to pay an additional fee), all as more particularly described below.

          D. As of the Effective Date, the aggregate principal balance outstanding under the 2000 Long Term Notes is $26,650,000, and the aggregate principal balance outstanding under the 2007 Revolving Notes is $30,000,000.
          E. Borrower has requested that the indebtedness outstanding under the 2000 Long Term Notes and the 2007 Revolving Notes (sometimes collectively referred to as the “Existing Notes”) be consolidated and restructured to, among other things, modify the maturity date with respect to certain of the indebtedness evidenced thereby, and to modify the interest rate and certain of the payment terms with respect thereto.
          F. Lenders are willing to modify the payment terms with respect to the Existing Notes in the manner requested by Borrower, subject, however, to the terms, conditions and limitations set forth herein.
          G. In order to provide for the matters set forth in paragraph F. above, Lenders, Agent and Borrower have agreed to consolidate the terms and conditions set forth in the 2000 Credit Agreement and the 2007 Credit Agreement (sometimes collectively referred to as the “Existing Agreements”) and to amend and restate the Existing Agreements in their entirety on the terms, conditions and limitations set forth in this Agreement, which is intended by the parties to completely amend, restate and supersede each of the Existing Agreements and, from and after the Effective Date, to govern the relationship of the parties with regard to the matters set forth herein.
          H. The parties have had the opportunity to consult with, and obtain the representation and advice of, their respective legal counsel with regard to the terms and conditions of this Agreement, and each party has had the opportunity to participate fully in the drafting of this Agreement.
          ACCORDINGLY, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE 1. DEFINITIONS AND ACCOUNTING TERMS
     1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set out respectively after each:
     “2000 Credit Agreement” shall have the meaning set forth in the Recitals to this Agreement.
     “2000 Long Term Notes” shall have the meaning set forth in the Recitals to this Agreement.
     “2000 Security Agreement” shall have the meaning set forth in the Recitals to this Agreement.
     “2007 Credit Agreement” shall have the meaning set forth in the Recitals to this Agreement.

     “2007 Revolving Notes” shall have the meaning set forth in the Recitals to this Agreement.
     “2007 Security Agreements” shall have the meaning set forth in the Recitals to this Agreement.
     “Accounts” shall mean all “accounts”, as defined in Article 9 of the Uniform Commercial Code, as in effect in the State of Alabama from time to time (the “Alabama UCC”), together with all proceeds and products thereof, wherever located and whether now owned or acquired at any time hereafter.
     “Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five percent (5%) or more of any class of capital stock of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s employees, officers, directors, joint venturers and partners; provided, however, that in no case shall the Agent or any Lender be deemed to be an Affiliate of the Borrower for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
     “Alternative Financial Statements” shall have the meaning set forth in Section 4.1(g) of this Agreement.
     “Anti-Terrorism Laws” shall mean any Governmental Rule of the United States or any State within the U.S. relating to terrorism or money laundering, applicable to any Lender, the Borrower or any Subject Subsidiary, including, Executive Order No. 13224 and the USA Patriot Act.
     “Business Day” shall mean any day (a) which is not a Saturday or Sunday, and (b) on which commercial banks are not authorized or required to close in San Francisco, California or Montgomery, Alabama.
     “Capital Asset” shall mean, with respect to any Person, tangible property owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by any Person that is required by GAAP to be reported as an asset on such Person’s balance sheet.
     “Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.
     “Closing Date” shall mean the date on which this Agreement has been executed and delivered by all parties and all conditions set forth in Article 4 shall have been satisfied or effectively waived by the Lenders and the Agent.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     “Collateral” shall mean all property in which the Lenders have a Lien to secure the Obligations, pursuant to the Security Agreements.
     “Contractual Obligation” of any Person shall mean, any material indenture, note, security, deed of trust, mortgage, security agreement, lease, guaranty, instrument, contract, agreement or other form of obligation to which such Person is a party or by which such Person or any of its property is bound.
     “Default” shall mean any event or circumstance not yet constituting an Event of Default which with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.
     “Default Rate” shall mean the per annum rate of interest that is 3.0% in excess of the Interest Rate.
     “Dollars” and “$” shall mean the lawful currency of the United States of America and, in relation to any payment under this Agreement, same day or immediately available funds.
     “Environmental Laws” means all Requirements of Law relating to the protection of human health or the environment, including, without limitation, (a) all Requirements of Law pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of hazardous materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and (b) all Requirements of Law pertaining to the protection of the health and safety of employees or the public.
     “Event of Default” shall have the meaning given to that term in Section 7.1.
     “Existing Agreements” shall mean the 2000 Credit Agreement and the 2007 Credit Agreement.
     “Existing Indebtedness” shall have the meaning set forth in Section 2.1 hereof.
     “Existing Notes” shall mean the 2000 Long Term Notes and the 2007 Revolving Notes.
     “Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
     “Final Maturity Date” shall mean December 1, 2013.
     “Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income and of changes in cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP.
     “GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.
     “Governmental Authority” shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Governmental Charges” shall mean all taxes, levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon or relating to (i) the Borrower, (ii) employees, payroll, income or gross receipts of the Borrower, (iii) the ownership or use of any of its assets by the Borrower or (iv) any other aspect of the business of the Borrower.
     “Governmental Rule” shall mean any material law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.
     “Indebtedness” of any Person shall mean and include (a) all items of indebtedness and liabilities which, in accordance with GAAP, would be included in determining liabilities that are shown on the liability side of the balance sheet of such Person, (b) all indebtedness and liabilities of other Persons assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable whether by any agreement to acquire indebtedness and liabilities or to supply or advance funds or otherwise, and (c) all indebtedness and liabilities of other Persons secured by any Lien in any property of such Person (including without limitation Capital Leases).
     “Indemnitees” shall have the meaning given to that term in Section 11.3.
     “Interest Rate” shall mean the fixed rate of interest equal to 9% per annum.
     “Lender” or “Lenders” shall mean the Lender or Lenders identified on the first page of this Agreement, and their respective successors and assigns.
     “Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.
     “Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board, as amended from time to time, and any successor regulation thereto.

     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Borrower; (b) the ability of the Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Transaction Documents; or (c) the rights and remedies of the Lenders under this Agreement, the other Transaction Documents or any related document, instrument or agreement.
     “Net Worth” shall mean, with respect to any Person at any time, the remainder at such time, determined on a consolidated basis in accordance with GAAP, of (a) the total assets of such Person and its Subsidiaries minus (b) the total liabilities of such Person and its Subsidiaries.
     “Notes” shall mean collectively the Amended and Restated Senior Subordinated Term Notes issued by the Borrower to the Lenders dated the date hereof in the aggregate original principal amount of $56,650,000.
     “Obligations” shall mean and include any and all debts, obligations and liabilities of Borrower to the Lenders or any one or more of them (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), under or arising out of, or in connection with or under this Agreement or any other Transaction Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to, and accountants engaged by, Lenders incurred in connection with the transactions contemplated by this Agreement or any other Transaction Document, and including all costs of enforcement of the Obligations hereunder or under any Transaction Document), together with all renewals, extensions, modifications or refinancings thereof.
     “Permitted Dividend” shall mean and include:
     (a) Dividends payable solely in the common stock of the Borrower (and cash paid in lieu of fractional shares in connection therewith); and
     (b) Repurchases of employee stock pursuant to repurchase agreements.
     “Permitted Indebtedness” shall mean and include:
     (a) Senior Indebtedness, that may be outstanding from time to time;
     (b) the Obligations;
     (c) other amounts owed by the Borrower to the Lenders or the Lenders’ affiliates;
     (d) Indebtedness to subcontractors and trade creditors incurred in the ordinary course of business;

     (e) Indebtedness under operating leases;
     (f) Indebtedness of any Subsidiary of the Borrower to the Borrower arising from the extension by the Borrower to such Subsidiary of working capital financing;
     (g) Indebtedness arising from the endorsement of instruments in the ordinary course of business;
     (h) Indebtedness of the Borrower under Rate Contracts, provided, that (A) all such arrangements are entered into in connection with bona fide hedging operations and not for speculation and (B) the aggregate net amount owed by the Borrower under, on account of or otherwise in connection with such Rate Contracts does not exceed $50,000,000 (marked to market) at any time; and
     (i) Other Indebtedness whether secured or unsecured, and including Indebtedness under Capital Leases, purchase money Indebtedness and any other Indebtedness of any kind, incurred in the ordinary course of Borrower’s business, but only to the extent that the aggregate outstanding amount of all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis, described in clauses (a), (b), (c), (h) and (i) of this definition, does not exceed the maximum amount thereof set forth in Sections 6.2(a) and 6.2(b) of this Agreement.
     “Permitted Liens” shall mean and include:
     (a) Liens for taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of the Agent for the eventual payment thereof if subsequently found payable;
     (b) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith;
     (c) Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;
     (d) Liens arising out of a judgment or award not exceeding $500,000 (exclusive of any amounts covered by insurance issued by a Person not an Affiliate of the Borrower) with respect to which an appeal is being prosecuted, a stay of execution pending appeal having been secured;
     (e) Liens securing purchase money Indebtedness if such Indebtedness is Permitted Indebtedness and such Liens do not extend to any property other than the property directly financed with such Indebtedness;

     (f) Liens securing obligations under a Capital Lease if such lease is Permitted Indebtedness and such Liens do not extend to any property other than the property leased under such Capital Lease;
     (g) Liens securing Senior Indebtedness;
     (h) Leases, subleases, licenses and sublicenses granted to the Borrower the granting of which is not prohibited pursuant to the definition of Permitted Indebtedness;
     (i) Liens in favor of customs and revenue authorities which secure payment of duties in connection with the importation of goods which are not yet due and payable;
     (j) Liens existing on property acquired by the Borrower or any of its Subsidiaries at the time of such acquisition (including Liens on the assets of any Person at the time such Person becomes a Subsidiary of the Borrower), but only to the extent that the Indebtedness evidenced or secured by such Liens constitutes Permitted Indebtedness at the time of such acquisition;
     (k) Liens on insurance policies and the proceeds thereof incurred solely to secure the financing of premiums owing with respect thereto, but only to the extent that the Indebtedness being financed constitutes Permitted Indebtedness;
     (l) Liens in favor of the Borrower;
     (m) Liens in favor of the Agent or any Lender and/or the Lenders’ affiliates; and
     (n) In the case of real property, such minor defects, irregularities, encumbrances, easements, rights of way, and clouds on title as normally exist on similar properties which do not, individually or in the aggregate, materially impair the property affected thereby or the use thereof.
     “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity.
     “Rate Contracts” shall mean swap agreements (as that term is defined in Section 101 of the Federal Bankruptcy Reform Act of 1978, as amended) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.
     “Requirement of Law” applicable to any Person shall mean (a) the Articles or Certificate of Incorporation and Bylaws, Partnership Agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any material license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person and (d) any material judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Revolving Lenders” shall have the meaning set forth in the Recitals to this Agreement.
     “Security Agreements” shall mean the (i) the 2000 Security Agreement, (ii) the 2007 Security Agreements, and (iii) the Security Agreements described in Section 2.4 hereof, between the Borrower and the Subject Subsidiaries and the Agent and/or the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.
     “Security Documents” means the Security Agreements and any financing statements (including amendments thereto and continuation statements thereof), together with any other documents or agreements, now or hereafter in effect, which secure the payment and performance of the Obligations of the Borrower hereunder and under the Notes.
     “Senior Indebtedness” means (a) all indebtedness, liabilities and obligations of the Borrower outstanding as of the Effective Date and incurred under and pursuant to the Second Amended and Restated Credit and Security Agreement, dated as of May 14, 2007, among the Borrower, Bell Microproducts Funding Corporation, a Delaware corporation, Variable Funding Capital Company, LLC, Wachovia Bank, National Association, as agent, and the Conduit Lenders, GECC Agent, the Liquidity Banks, the Lender Group Agents and the Lender Group (as such terms are defined therein) (the “Wachovia Bank Group Senior ABS Agreement”), as the same may have been amended through the Effective Date, (b) all Indebtedness, liabilities and obligations outstanding as of the Effective Date and incurred under and pursuant to the Loan and Security Agreement by and among the Borrower, certain of its Subsidiaries as borrowers and guarantors, Wachovia Capital Finance Corporation (Western), formerly known as Congress Financial Corporation (Western), as administrative, collateral and syndication agent for the financial institutions from time to time party thereto as lenders, as the same may have been amended through the Effective Date (the “Wachovia Bank Group Senior ABL Agreement”), (c) all Indebtedness, liabilities and obligations that may hereafter be incurred under any other credit or financing agreement that may be entered into by the Borrower after the Effective Date with the prior written consent of the Agent and the Lenders and that is secured by Collateral of the Borrower, the security interest in which the Agent and the Lenders agree in writing shall be senior to the security interest of the Agent and the Lenders under the Security Agreements and the other Security Documents, and (d) any extension, renewal, refunding or refinancing of any of the Indebtedness described in clauses (a), (b) or (c) above; provided, that any increase in the principal amounts of any such Indebtedness incurred in connection with any extension, renewal, refunding or refinancing of any of the above-described Indebtedness shall not constitute Senior Indebtedness unless, at the time of such extension, renewal, refunding or refinancing, no Event of Default or Default then exists and, on a pro forma basis (assuming the full funding of such increased principal Indebtedness), the financial covenants contained in Sections 6.2(a), 6.2(g) and 6.2(h) are satisfied.
     “Senior Indebtedness Documents” means each of the agreements, instruments or other documents evidencing or governing Senior Indebtedness, as the same may exist from time to time.
     “Senior Lenders” shall mean any lenders (whether one or more) who are providing Senior Indebtedness.

     “Subject Subsidiary/ies” means all Subsidiaries of the Borrower organized under the laws of any state in the United States, any province of Canada or any political jurisdiction of any country in South America, except for (i) Bell Microproducts Europe, Inc., a California corporation, and (ii) Bell Microproducts Funding Corporation, a Delaware corporation.
     “Subordination Agreements” means any and all subordination agreements heretofore executed by any one or more of the Lenders in favor of the holders of Senior Indebtedness with respect to the Existing Indebtedness, together with the new subordination agreements to be executed and delivered by the Lenders contemporaneously with the execution and delivery of this Agreement.
     “Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries and (c) any other Person included in the Financial Statements of such Person on a consolidated basis.
     “Total Tec” shall have the meaning set forth in the Recitals to this Agreement.
     “Transaction Documents” shall mean this Agreement, the Notes and the Security Agreements.
     “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub.L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended amended or replaced.
     “Wachovia Bank Group Senior ABL Agreement” has the meaning set forth in the definition of “Senior Indebtedness.”
     “Wachovia Bank Group Senior ABS Agreement” has the meaning set forth in the definition of “Senior Indebtedness.”
     1.2 GAAP. Unless otherwise indicated in this Agreement, all accounting terms used in this Agreement shall be construed, and all accounting and financial computations hereunder shall be computed, in accordance with GAAP. If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, the Borrower, the Agent and the Lenders agree to negotiate in good faith to amend this Agreement in such respects as is necessary to conform those covenants as criteria for evaluating the Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the

Borrower, the Agent and the Lenders so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.
     1.3 Headings. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.
     1.4 Plural Terms. All terms defined in this Agreement in the singular form shall have comparable meanings when used in the plural form and vice versa.
     1.5 Time. All references in this Agreement to a time of day shall mean Montgomery, Alabama time, unless otherwise indicated.
     1.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama without reference to conflicts of law rules.
     1.7 Construction. This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Agent and the Lenders and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, the Agent or the Lenders.
     1.8 Calculation of Interest and Fees. All calculations of interest and fees under this Agreement for any period (a) shall include the first day of such period and exclude the last day of such period and (b) shall be calculated on the basis of actual days elapsed in a 360 day year.
     1.9 Other Interpretive Provisions. References in this Agreement to “Recitals,” “Articles,” “Sections,” “Paragraphs,” Subparagraphs,” “Exhibits” and “Schedules” are to recitals, articles, sections, paragraphs, subparagraphs, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include” and “including” and words of similar import when used in this Agreement shall not be construed to be limiting or exclusive.
ARTICLE 2. TERMS OF LENDING
     2.1 Outstanding Borrowings Under the Existing Agreements. Borrower, the Agent and the Lenders hereby acknowledge and agree that, as of the Effective Date, the aggregate outstanding principal balance under the Existing Notes is $56,650,000.00 (the “Existing Indebtedness”), and that all accrued interest, fees and other charges under the Existing Notes and the Existing Agreements, in each case accrued through and including June 29, 2008, have been paid to the Lenders.
     2.2 Amendment and Restatement of Existing Notes. As of the Effective Date, the Obligations of the Borrower under the Existing Notes shall be modified as set forth in this

Agreement and in the Notes described in Section 2.3 of this Agreement. From and after the Effective Date, the Existing Notes shall be deemed to have been amended and restated in their entirety as set forth in the Notes, which shall not, and shall not be deemed to, constitute a novation of the Existing Indebtedness.
     2.3 The Notes. From and after the Effective Date, Borrower’s obligation to pay the principal of and interest on the Existing Indebtedness shall be evidenced by the promissory notes (the “Notes”), substantially in the form of Exhibit A attached hereto, with blanks appropriately completed in conformity therewith and payable to the order of the Lenders. The Notes will be in the principal amounts, and payable to the order of the Lenders, as set forth in the chart attached hereto as Exhibit B, and shall be executed and delivered by Borrower to the relevant Lenders contemporaneously with the execution and delivery of this Agreement.
     2.4 Collateral Security.
     (a) As security for the Existing Indebtedness, the Borrower, for itself and on behalf of the Subject Subsidiaries, and Total Tec have granted a second priority security interest, subordinate only to the Senior Indebtedness to the extent set forth in the Subordination Agreements, in the Collateral owned by each of them and described in the 2000 Security Agreement and the 2007 Security Agreements; provided, that the parties acknowledge that, at Borrower’s request, the Lenders have released their security interest in the Accounts. Borrower hereby agrees, with and for the benefit of each of the Lenders and the Agent, that all Collateral described in the 2000 Security Agreement and the 2007 Security Agreement (other than the released Accounts) shall constitute collateral security for the Obligations hereunder and under the Notes. In furtherance, and not in limitation, of the foregoing, Borrower hereby ratifies and confirms all the terms and conditions contained in the 2000 Security Agreement and the 2007 Security Agreement to which it is a party, and agrees to cause Total Tec to ratify and confirm the 2007 Security Agreement to which it is a party, and to agree that all Collateral described therein (other than the Accounts) shall constitute collateral security for the Obligations hereunder and under the Notes.
     (b) In addition to the foregoing, for purposes of ratifying and confirming the grant of security interests in favor of the Agent and the Lenders by the Subject Subsidiaries, the Borrower hereby agrees to cause each of the following Subject Subsidiaries to execute and deliver a Security Agreement in favor of the Agent and the Lenders, in substantially the form set forth as Exhibit D attached hereto, in each case, to be delivered contemporaneously with the execution and delivery of this Agreement:
     (i) Rorke Data, Inc., a Minnesota corporation;
     (ii) Bell Microproducts Canada Inc., a California corporation;
     (iii) Bell Microproducts-Future Tech, Inc., a California corporation; and
     (iv) New ProSys Corp., a Georgia corporation.
     (c) In addition to the foregoing, Borrower hereby agrees, if and to the extent no longer prohibited by the Wachovia Bank Group Senior ABS Agreement, on or prior to

December 31, 2008, to grant to Lenders, for their ratable benefit, and to the Agent on their behalf, a second priority lien and security interest in and to all Accounts owned by Borrower together with all proceeds and products of the foregoing, wherever located and whether now existing or arising in the future, pursuant to a Security Agreement containing terms and conditions substantially similar in all respects to the 2000 and 2007 Security Agreements, with appropriate adjustments to reference the Notes and this Agreement. The parties acknowledge that the Wachovia Bank Group Senior ABS Agreement currently prohibits the grant of a subordinate security interest in Accounts to the Lenders as contemplated herein, and that Borrower is currently seeking to refinance the Indebtedness evidenced thereby. Accordingly, in connection with such potential refinancing, Borrower hereby agrees to seek the consent of the lenders with whom it is negotiating to the grant of the security interest referred to herein, and to take all actions reasonably necessary, and to use its best efforts, acting in good faith, to obtain their consent. If, for any reason (including, without limitation, the inability to refinance the Indebtedness incurred under the Wachovia Bank Group Senior ABS Agreement), the Borrower has not granted the security interest described herein to the Agent and the Lenders, as additional Collateral securing the Obligations, by December 31, 2008, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, an additional fee (the “December 2008 Fee”) in the amount of $141,625.00. The December 2008 Fee shall be due and payable on December 31, 2008, in cash or other immediately available funds.
     2.5 Amendment Fees. On the Closing Date, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders a non-refundable fee in the amount of $566,500.00, in cash or other immediately available funds.
ARTICLE 3. PROVISIONS OF THE NOTE
     3.1 General Provisions As To Payments.
     (a) The Borrower shall make each payment in respect of the principal of and accrued interest on the Notes or any other amount due to the Lenders, under this Agreement or any other Transaction Document, not later than 3:00 p.m., on the day when due, to the Lenders as provided in the Notes, or in such manner as instructed from time to time in writing by the Agent. All payments hereunder shall be made in United States Dollars by wire transfer of immediately available funds.
     (b) Whenever any payment (including principal of or interest on the Notes or other amount) hereunder or under any other Transaction Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of such interest, or other amount, if applicable.
     (c) Lenders and the Agent are hereby authorized by Borrower to endorse on the schedule attached to each Notes (or on a continuation of such schedule attached to each such Note and made a part thereof), or otherwise to record in the internal records of the Lenders and/or the Agent, an appropriate notation evidencing the date and amount of each payment and prepayment of principal under such Note, each payment of interest on such Note, and other information with respect thereto, and any such recordation, absent manifest error, shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure of the Agent or any Lender to make such a notation or any error therein shall not affect the Obligations of Borrower, including the obligation of Borrower to repay all principal, interest and other charges in accordance with the terms of this Agreement and the Notes.
     3.2 Interest.
     (a) Interest shall accrue on the principal amount of the Notes outstanding from time to time at the Interest Rate, which shall be calculated as specified in Section 1.8 and shall be payable on the dates set forth in the Notes and in Section 3.3(b) hereof.
     (b) Interest on the Notes shall accrue from the date of this agreement, and continue until all amounts outstanding under the Notes shall have been paid in full, and shall be payable on the dates specified in the Notes and on maturity of the Notes, whether by acceleration or otherwise. Overdue principal and interest in respect of each installment payment under the Notes and all other overdue amounts owing hereunder (not including any late fee charged under Section 3.5 hereof) shall bear interest for each day that such amounts are overdue at a rate per annum equal to the Interest Rate; provided, however, if any such amounts are overdue for a period in excess of two (2) Business Days, any Lender, at its option may elect, without notice to Borrower, to have all such overdue amounts (including any applicable late fee) bear interest for each day that such amounts are overdue (after as well as before judgment) at a rate per annum equal to the Default Rate.
     (c) In no event whatsoever shall the aggregate of all amounts deemed interest under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto.
     3.3 Principal Repayment.
     (a) In the event that the Borrower completes a new common stock offering after the date hereof, then the Borrower will use a minimum of 33% of the proceeds of such offering to repay the outstanding balance under the Notes, which prepayment shall be a applied ratably among all the Notes, first to accrued and unpaid interest, fees and charges under the Notes and then the principal installments thereunder, in inverse chronological order.
     (b) The Borrower shall repay the principal outstanding under the Notes in semi-annual installments, commencing on December 15, 2008, and then on each June 1 and December 1 thereafter, through and including the Final Maturity Date in accordance with the amortization schedule attached hereto as Exhibit C. Interest accrued under the Notes shall be due and payable with each installment of principal thereof.
     (c) Any and all principal of the Notes remaining unpaid, together with all interest, fees and other charges hereunder and under the Notes which are accrued but unpaid, automatically and unconditionally shall be due and payable in full on the Final Maturity Date.
     3.4 Optional Prepayments. The Borrower may, at any time, at its option, prepay the Notes in whole and from time to time in part, without premium or penalty, upon not less than 2 Business Day’s prior written notice to the Agent (which shall be by both facsimile transmission to 334-240-3268 and by e-mail transmission to HunterH@rsa.state.al.us and JulieB@rsa.state.al.us); provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 or integral multiples of $100,000 in excess thereof. Each notice of prepayment pursuant to this Section 3.4 shall specify the proposed date of such prepayment and the principal amount of the Note to be prepaid. Each prepayment of principal effected pursuant to this Section 3.4 shall be (a) applied ratably among all of the Notes and to installments of principal thereunder in inverse chronological order, and (b) accompanied by all accrued but unpaid interest on the Notes (and all then-outstanding fees and other charges thereunder) through and including the date of such prepayment.
     3.5 Late Fees. Borrower will pay to the Agent, for the ratable benefit of the Lenders, a late charge equal to five percent (5%) of the amount of any payment, including principal and interest (including interest accruing during the period from the payment due date until the date actually paid), which has not been paid on the due date thereof, but in no case less than $.50 or more than the maximum amount allowed by applicable law. Collection or acceptance by Lenders of such late charge shall not constitute a waiver of any rights or remedies of Lenders provided herein or in any other Transaction Document.
ARTICLE 4. CONDITIONS PRECEDENT
     4.1 Conditions to Lenders’ Obligation to Proceed. The obligation of the Lenders and Agent to enter into the transactions contemplated hereby are subject to the satisfaction of the following conditions:
     (a) Agreement. Each of the Lenders and the Agent shall have received, fully executed copies of this Agreement and the other Transaction Documents, each in form and substance satisfactory to it and its counsel.
     (b) No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.
     (c) Payment of Amendment Fee, and Fees and Expenses. The Borrower shall have paid to the Agent (i) the amendment fee in the amount of $566,500.00, for the ratable benefit of the Lenders, and (ii) the reasonable legal fees and expenses of the Lenders’ and Agent’s legal counsel.
     (d) Consent of Holders of Senior Indebtedness. If and to the extent required under the terms of the Wachovia Bank Group Senior ABS Agreement and/or the Wachovia Bank Group Senior ABL Agreement, the Borrower shall have obtained the consent of the holders of the Senior Indebtedness outstanding on the date hereof to the transactions contemplated by this Agreement.
     (e) No Default. No Default or Event of Default under this Agreement shall exist and, except for any Default or Event of Default which shall have been waived in writing by the relevant Lenders, no Default or Event of Default under either of the Existing Agreements or the Existing Notes shall exist.
     (f) Representations and Warranties; Performance of Covenants. The representations and warranties of the Borrower contained herein shall be correct in all material respects on the Closing Date. As of the Closing Date, the Borrower shall have satisfied each of the conditions precedent, and shall have performed each of the covenants on its part to be performed hereunder on or prior to the Closing Date, all as set forth herein.
     (g) Compliance Certificate. The Borrower shall have executed and delivered to the Agent Compliance Certificates, setting forth the information and calculations called for in Sections 6.2(a) and 6.2(h) of this Agreement, as of June 30, 2008.
     (h) Additional Reports. The Borrower shall have provided to Agent copies of the quarterly and year-to-date financial statements reflecting the financial condition and operating results of the Borrower and its Subsidiaries as required by the provisions of Section 7.1(a)(xi) of the Wachovia Bank Group Senior ABS Agreement (as in effect on the Effective Date) to be delivered to the lenders and agents thereunder for the quarters ending September 30, 2007, December 31, 2007, and March 31, 2008, but not including any reports that may be required under the Wachovia Bank Group Senior ABS Agreement which contain quarterly comparisons of actual operating results to projected or planned results (collectively, the “Alternative Financial Statements”).
ARTICLE 5. REPRESENTATIONS AND WARRANTIES
     5.1 The Borrower’s Representations and Warranties. In order to induce the Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Agent and the Lenders as follows:
     (a) Due Incorporation, Qualification, Etc. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of California; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed might have a Material Adverse Effect, including, without limitation, the State of Alabama.

     (b) Authority. The execution, delivery and performance by the Borrower of each Transaction Document, and the consummation of the transactions contemplated thereby (i) are within the Borrower’s power and (ii) have been duly authorized by all necessary action on the part of the Borrower.
     (c) Enforceability. Each Transaction Document executed by the Borrower has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
     (d) Non-Contravention. The execution and delivery by the Borrower of the Transaction Documents and the performance and consummation of the transactions contemplated thereby do not (i) violate any Requirement of Law applicable to the Borrower; (ii) violate any provision of, or result in the material breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of the Borrower; or (iii) result in the creation or imposition of any Lien upon any material property, asset or revenue of the Borrower (except such Liens as may be created in favor of the Lenders under any Transaction Document).
     (e) Approvals. Other than as obtained as of the date hereof; no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person), is required in connection with the execution and delivery of the Transaction Documents executed by the Borrower and the performance and consummation of the transactions contemplated thereby.
     (f) No Violation or Default. The Borrower is not in violation of or in default with respect to (i) any Requirement of Law or (ii) any Contractual Obligation where such violation or default could have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower (A) has not violated any Environmental Laws, (B) does not have any liability under any Environmental Laws or (C) has not received notice or other communication of an investigation, and the Borrower is not under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could have a Material Adverse Effect. No Event of Default or Default has occurred and is continuing.
     (g) Litigation. Except as set forth (with the dollar amounts claimed) in Schedule 5.1(g), no actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Borrower, threatened against the Borrower at law or in equity in any court or before any other Governmental Authority which (i) could (alone or in the aggregate) have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by the Borrower of the Transaction Documents or the transactions contemplated thereby.

     (h) Title. The Borrower owns and has good and marketable title to, or a valid leasehold interest in, all its respective real properties and good title to its other respective assets and properties as reflected in the Alternative Financial Statements delivered to the Agent pursuant to Section 4.1(h) hereof, (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Alternative Financial Statements) and all assets and properties acquired by the Borrower since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement). Such assets and properties are subject to no Lien, except for Permitted Liens.
     (i) Financial Statements. Except as disclosed on Schedule 5.1(i), the Alternative Financial Statements of the Borrower which have been delivered to the Agent pursuant to Section 4.1(h) hereof, (i) are in accordance with the books and records of the Borrower, which have been maintained in accordance with good business practice; and (ii) fairly present the financial condition and results of the Borrower and its Subsidiaries at such date. The Borrower has no contingent obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in such Alternative Financial Statements.
     (j) Other Regulations. The Borrower is not subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, any state public utilities code or any federal or state statute or regulatory scheme which would limit its ability to execute, deliver and perform any of the Transaction Documents executed or to be executed by it.
     (k) Patent and Other Rights. The Borrower owns, and has the full right to license without the consent of any other Person, all patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto, which are required to conduct its business as now conducted.
     (l) Governmental Charges. The Borrower has filed or caused to be filed all tax returns which are required to be filed by it. The Borrower has paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to such returns or otherwise, except such Governmental Charges, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided or which could not have a Material Adverse Effect if unpaid.
     (m) Margin Stock. The Borrower owns no Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Borrower, and no proceeds of the Notes have been or will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.
     (n) Total Tec. Total Tec is incorporated in New Jersey, and the Borrower owns 100% of the issued and outstanding capital stock of New ProSys Corp., a Georgia corporation, which owns 100% of the issued and outstanding capital stock of Total Tec.

     (o) Catastrophic Events. Neither the Borrower or any Subsidiary nor any of its or their properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that would reasonably be expected to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which the Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of the Borrower, jurisdictional disputes or organizing activity occurring or threatened which could have a Material Adverse Effect.
     (p) Burdensome Contractual Obligations, Etc. Neither the Borrower or any Subsidiary, nor any of its or their properties is subject to any Contractual Obligation or Requirement of Law which would reasonably be expected to have a Material Adverse Effect.
     (q) No Material Adverse Effect. Except as disclosed on Schedule 5.1(q), no event has occurred and no condition exists which would reasonably be expected to have a Material Adverse Effect.
     (r) Accuracy of Information Furnished. None of the Transaction Documents and none of the other certificates, statements or information furnished to the Lenders or the Agent by or on behalf of the Borrower in connection with the Transaction Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (s) Anti-Terrorism Laws.
     (i) General. Neither Borrower nor any of the Subject Subsidiaries is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
     (ii) Executive Order No. 13224.
     (A) Neither Borrower nor any of the Subject Subsidiaries, nor, to the knowledge of Borrower, any of their respective agents acting in any capacity in connection with the transactions hereunder, is any of the following (each a “Blocked Person”):
     (1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
     (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

     (3) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (4) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
     (5) a Person or entity that is named as a “specially designated national” or “blocked” person or entity on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list;
     (6) a Person that is named on any other list of known or suspected terrorists or money launderers or money-laundering organizations issued by a Federal government agency pursuant to Anti-Terrorism Laws; or
     (7) a Person or entity who is affiliated with a Person or entity listed above.
     (B) Neither Borrower nor any of the Subject Subsidiaries, nor, to the knowledge of Borrower, any of their respective agents acting in any capacity in connection with the transactions hereunder (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
ARTICLE 6. COVENANTS
     6.1 Affirmative Covenants. So long as any of the Obligations hereunder or under any of the Transaction Documents remain unpaid, outstanding or unsatisfied, the Borrower will comply with the following affirmative covenants, unless the Lenders and the Agent shall otherwise consent in writing:
(a) Financial Statements, Reports, etc. Except as expressly set forth in Section 6.1(b) below, the Borrower shall furnish to the Agent the following, each in such form and such detail as the Lenders shall reasonably request:
(i) Within fifty (50) days after the last day of each fiscal quarter of the Borrower, (A) a copy of the Financial Statements of the Borrower for such quarter and for the fiscal year to date (including consolidated Financial Statements for the Borrower and its Subsidiaries), certified by the president or chief financial officer of the Borrower to present fairly the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to year-end audit adjustments), and (B) the Form 10-Q Report filed by the Borrower with the Securities and Exchange Commission for such quarter;
(ii) Within ninety-five (95) days after the close of each fiscal year of the Borrower, (A) copies of the audited Financial Statements of the Borrower for such year (including consolidated Financial Statements for the Borrower and its Subsidiaries), prepared by independent certified public accountants acceptable to the Lenders, (B) copies of the unqualified opinions (or qualified opinions reasonably acceptable to the Lenders) and management letters delivered by such accountants in connection with all such Financial Statements, (C) certificates of all such accountants to the Lenders stating that in making the examination necessary for their opinion they have obtained no knowledge of any Event of Default or Default which has occurred and is continuing, or if, in the opinion of such accountants, an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof (or other certificates of such accountants reasonably acceptable to the Lenders), and (D) the Form 10-K Report filed by the Borrower with the Securities and Exchange Commission for such year;
(iii) Contemporaneously with the quarterly and year-end financial statements required by the foregoing clauses (i) and (ii), a certificate of the president or chief financial officer of the Borrower in substantially the form of Exhibit 6.1(a) hereto, in such detail as the Agent may reasonably request which sets forth the calculations conducted to verify that the Borrower is in compliance with (A) the net worth covenant set forth in Section 6.2(g) and (B) the limitations on Indebtedness set forth in Sections 6.2 (a) and 6.2(h), stating that no Event of Default and no Default has occurred and is continuing, or, if any such Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and what action the Borrower proposes to take with respect thereto;
(iv) As soon as possible and in no event later than five (5) Business Days after any registration statement, annual quarterly or other report, proxy or financial statement is sent, made available or filed, with the Securities and Exchange Commission notification to the Agent that such items are available on EDGAR, and copies of and all reports and financial statements sent or made available by the Borrower to the holders of Senior Indebtedness;
(v) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of the Borrower, and compliance by the Borrower with the terms of this Agreement and the other Transaction Documents as the Agent may from time to time reasonably request; and

(vi) Notwithstanding any provision to the contrary contained in this Agreement, Borrower shall deliver to the Agent, for distribution to the Lenders, true, correct and complete copies of the items described in Section 6.1(a)(ii) hereof, (1) for the fiscal year ended December 31, 2006, on or prior to December 31, 2008, (2) for the fiscal year ended December 31, 2007, on or prior to March 31, 2009, and (3) for the fiscal year ended December 31, 2008, on or prior to June 30, 2009.
(b) Alternative Financial Statements. At all times during which Borrower is not making current filings of quarterly or annual reports (including related financial statements) with the Securities and Exchange Commission:
(i) Borrower shall provide the Agent, within the time periods specified in Section 6.1(a) above, financial statements of the Borrower and its Subsidiaries for the immediately preceding fiscal quarter or other period described above which shall be based upon internal management information and, subject to adjustments, which may be material, arising out of Borrower’s restatement process, shall fairly present the financial condition and operating results of Borrower and its Subsidiaries, on a consolidated basis, subject only to normal adjustments in the then current period; and
(ii) Borrower shall continue to provide all items described in Section 6.1(a)(iii), (iv) and (v) to the Agent, within the time periods specified therein.
     (c) Books and Records. The Borrower shall at all times keep proper books of record and account in which full, true and correct entries will be made of its transactions in accordance with GAAP.
     (d) Inspections. The Borrower shall permit any Person designated by the Lenders, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of the Borrower, to examine the books of account of the Borrower and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, their officers, all at such times and intervals as the Agent or any Lender may reasonably request.
     (e) Insurance. The Borrower shall carry and maintain insurance of the types and in the amounts customarily carried from time to time during the term of this Agreement by others engaged in substantially the same business as the Borrower and operating in the same geographic area as the Borrower, including fire, public liability, property damage and worker’s compensation, such insurance to be carried with companies and in amounts reasonably satisfactory to the Agent. The Borrower shall name the Agent, for the ratable benefit of the Lenders, as additional insured or loss payee, as appropriate and to the extent of its interest, on all such insurance.

     (f) Governmental Charges. The Borrower shall promptly pay and discharge before delinquent all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, except such Governmental Charges as may in good faith be contested or disputed by appropriate proceedings, provided that in each such case appropriate reserves are maintained in accordance with GAAP.
     (g) Use of Proceeds. The Borrower shall not use any part of the proceeds of the Notes, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Borrower, the Agent or any Lender in a violation of Regulations T, U or X issued by the Federal Reserve Board.
     (h) General Business Operations. The Borrower shall (i) preserve and maintain its corporate existence and all of its rights, privileges and authority reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations, the violation of which could have a Material Adverse Effect, and (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
     (i) Information. Without in any way limiting the generality of Sections 6.1(a), (b), (c) and (d), the Borrower shall meet with representatives of the Lenders on a semi-annual basis and will provide the Agent with quarterly written reports regarding the Borrower’s business operations and financial condition.
     (j) Additional Collateral. Promptly upon the Borrower’s acquisition of any new Subject Subsidiary, the Borrower shall grant to Lenders a second lien in the stock in such Subject Subsidiary, and shall cause such Subject Subsidiary to grant to the Lenders a second lien in such Subject Subsidiary’s assets, to secure the Obligations. The parties recognize that Section 941 et seq. of the Code may limit the ability of the Borrower to grant a lien in all of the stock of its non-U.S. Subsidiaries, and in the ability of its non-U.S. Subsidiaries to grant a lien in its assets, to secure the Obligations, and accordingly, the Borrower and such non-U.S. Subsidiaries shall grant such liens (or negative pledges) to the maximum extent possible so as not to cause the Borrower to recognize income under Section 951(a)(1)(B) of the Code. The documentation evidencing such liens shall be substantially similar to existing documents between the Borrower and Subject Subsidiaries, on the one hand, and the Lenders, on the other hand.
     (k) December 2008 Fee. If and to the extent payable under Section 2.4 hereof, the Borrower shall pay the December 2008 Fee to the Agent, for the ratable benefit of the Lenders, within two (2) Business Days after December 31, 2008, in cash or other immediately available funds.

     6.2 Negative Covenants. So long as any of the Obligations hereunder or under any of the Transaction Documents remain unpaid, outstanding or unsatisfied, the Borrower will comply with the following negative covenants, unless the Lenders shall otherwise consent in writing:
     (a) Indebtedness. The Borrower shall not create, incur, assume or permit to exist any Indebtedness except for Permitted Indebtedness. In addition and without limitation, at no time shall Borrower permit (i) the aggregate amount of Net Collateralized Accounts Receivable and Inventory (as defined below) of the Borrower and the Subject Subsidiaries, minus the aggregate amount of all Senior Indebtedness divided by (ii) the aggregate amount of all Indebtedness owed to the Lenders and their Affiliates (including, without limitation, the Obligations), to be less than or equal to 1.25. For purposes of the calculation called for in this Section 6.2(a), “Net Collateralized Accounts Receivable and Inventory” shall mean the aggregate of all Accounts and inventory of the Borrower and the Subject Subsidiaries (valued in accordance with GAAP, consistently applied) which are, as of the date of calculation, the subject of a valid lien and security interest in favor of the Lenders, as security for the Obligations, which lien and security interest is subordinate only to the Senior Indebtedness outstanding as of the date of calculation. For purposes of illustration only, Exhibit 6.2(a) attached hereto sets forth a sample calculation of the ratio required to be maintained by this Section 6.2(a). Borrower shall submit to Agent quarterly certification of compliance with the covenant set forth in this Section 6.2(a).
     (b) Liens. The Borrower shall not create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens.
     (c) Asset Dispositions. The Borrower shall not sell, lease, transfer or otherwise dispose of any of its assets or property, whether now owned or hereafter acquired, except in the ordinary course of its business. Upon any such sale in the ordinary course of business, the Lenders will, at the Borrower’s request, release their Lien, if any, in any assets so sold.
     (d) Dividends, Redemptions, Etc. The Borrower shall not (i) pay any dividends or make any distributions on its capital stock; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock; (iii) return any capital to any holder of its capital stock as such; (iv) make any distribution of assets, capital stock, obligations or securities to any holder of its capital stock as such; or (v) set apart any sum for any such purpose; except that the Borrower may pay Permitted Dividends.
     (e) Transactions With Affiliates. The Borrower shall not enter into any Contractual Obligation with any Affiliate or engage in any other transaction with any Affiliate except that the Borrower may (i) buy and sell assets to and from its Subsidiaries for fair value and (ii) engage in other transactions with its Subsidiaries or with Affiliates upon terms at least as favorable to the Borrower as arms-length transactions with unaffiliated Persons.

     (f) Accounting Changes. The Borrower shall not change (i) its fiscal year (currently January 1 through December 31) or (ii) its accounting practices except as contemplated in its current restatement process and as required by GAAP.
     (g) Net Worth Covenant. The Borrower shall not permit its Net Worth, for any fiscal quarter, to be less than $87,500,000.
     (h) Financing Covenant. Borrower shall not permit the calculation required by Exhibit 6.2(h) attached hereto at any time to result in a ratio of less than 1.50. The Borrower shall submit to Agent quarterly certification of compliance with the covenant set forth in this Section 6.2(h).
     (i) No Conflicting Agreements. The Borrower shall not enter into or become a party to any agreement if such agreement would cause the Borrower to be in violation of any of its agreements herein.
ARTICLE 7. DEFAULT
     7.1 Events of Default. The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:
     (a) The Borrower shall fail to pay when due any principal, interest or other payment required under the terms of this Agreement or any of the other Transaction Documents , unless, in the case of regularly scheduled payments of principal and interest under the Notes, Borrower pays all such amounts within two (2) Business Days of the due date thereof, together with the late fee with respect to such installment as described in Section 3.5 hereof; or
     (b) The Borrower shall (i) violate for otherwise fail to satisfy the covenants contained in Sections 6.1(a) or (b), 6.1(k) or 6.2(a), (b), (d) or (g) hereof, or (ii) fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Transaction Documents and such failure shall continue for 15 Business Days after receipt of written notice of such failure from the Agent or any Lender; or
     (c) Any material representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Borrower to the Lenders in or in connection with this Agreement or any of the other Transaction Documents, or as an inducement to the Agent and the Lenders to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or
     (d) The Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of affecting any of the foregoing; or
     (e) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement; or
     (f) Any Transaction Document or any material term thereof shall be asserted by the Borrower not to be, a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms; or
     (g) An “Event of Default” or “Amortization Event”, as defined under any Senior Indebtedness Document shall exist, and any applicable grace or cure period with respect thereto shall have expired.
     7.2 Remedies. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Section 7.1 (d) or (e)) and at any time thereafter during the continuance of such Event of Default, the Agent or any Lender may by written notice to the Borrower declare all outstanding Obligations payable by the Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default referred to in Section  7.1(d) or (e), immediately and without notice all outstanding Obligations payable by the Borrower hereunder and under the Notes, shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the existence of any Event of Default, the Agent or any Lender may exercise any right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.
ARTICLE 8. [RESERVED]
ARTICLE 9. SUBORDINATION OF NOTE
     9.1 Notes and Liens Subordinate to Senior Indebtedness. The Borrower, and each Lender by its acceptance of the Notes issued to such Lender, covenant and agree that the Obligations are hereby expressly made subordinate and subject in right of payment to the prior payment of all Senior Indebtedness, and the Lenders’ Liens in any Collateral securing the

Obligations are hereby expressly made subordinated and subject in right to any Liens in favor of Senior Lenders. The Agent and the Lenders hereby ratify and confirm their respective covenants under any previously executed subordination agreements and agree to execute and deliver to any holder of any Senior Indebtedness a subordination agreement in the form of Exhibit 9.1 attached hereto.
     9.2 Liens Subordinate to Senior Lenders’ Liens. Each Lender, by its acceptance of any Liens in any Subject Subsidiary’s assets pursuant to any Transaction Document (including, without limitation, any Collateral added pursuant to Section 6.1(j) hereof), covenants and agrees that such Lender’s Liens in any such Collateral pursuant to any Transaction Document are hereby expressly made subordinated and subject in right to any Liens in favor of Senior Lenders. The Lenders and the Agent agree to execute and deliver to any Senior Lender having a Lien in any such Collateral, a subordination agreement in the form of Exhibit 9.2 attached hereto.
ARTICLE 10. [RESERVED]
ARTICLE 11. MISCELLANEOUS
     11.1 Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrower, the Agent or the Lenders under this Agreement or the other Transaction Documents shall be in writing and faxed, mailed or delivered, if to the Borrower or the Lenders, at its respective facsimile number or address set forth below. All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the Business Day following the deposit with such service; (b) when mailed via certified mail return receipt requested postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when sent by facsimile, upon confirmation of receipt.

The Borrower:	Bell Microproducts Inc.
1941 Ringwood Avenue
San Jose, California 95131
Attention: President, Chief Financial Officer
Facsimile: (408) 451-1694

With a Copy to:	Bell Microproducts Inc.
1941 Ringwood Avenue
San Jose, California 95131
Attention: General Counsel
Facsimile: (408) 451-1632

The Agent
and Lenders:	The Teachers’ Retirement System of Alabama, as Agent
P.O. Box 302150
135 South Union Street, Ste. 570
Montgomery, AL 36130
Attention: Dr. David G. Bronner, CEO
Facsimile: (334) 240-3268
     11.2 Expenses. The Borrower shall pay within thirty (30) Business Days of a written demand therefor all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by the Agent or the Lenders in the enforcement or attempted enforcement of any of the Obligations, including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Transaction Documents or the Obligations or any bankruptcy or similar proceeding involving the Borrower.
     11.3 Indemnification. To the fullest extent permitted by law, the Borrower agrees to protect, indemnify, defend and hold harmless the Agent, the Lenders and their respective officers, employees, agents and any affiliates thereof (“Indemnitees”) from and against any liabilities, losses, damages or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorney’s fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to the Transaction Documents, including without limitation any use by the Borrower of any proceeds of the Notes, except to the extent such liability arises from the willful misconduct or gross negligence of such Indemnitees. Upon receiving knowledge of any suit, claim or demand asserted by a third party that any Lender or the Agent believes is covered by this indemnity, such Lender shall give the Borrower notice of the matter and an opportunity to defend it, at the Borrower’s sole cost and expense. Any failure or delay of any Lender or the Agent to notify the Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 11.3 but shall reduce such obligations to the extent of any increase in those obligations caused solely by any such unreasonable failure or delay. The obligations of the Borrower under this Section 11.3 shall survive the payment and performance of the Obligations.
     11.4 Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Transaction Document may be amended or waived if such amendment or waiver is in writing and is signed by the Borrower and the Lenders. No failure or delay by the Agent or any Lender in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.
     11.5 Successors and Assigns. This Agreement and the other Transaction Documents shall be binding upon and inure to the benefit of the Borrower, the Agent, the Lenders, and future holder of the Notes and their respective successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights or obligations under any Transaction Document (other than the Subordination Agreements) without the prior written consent of the

Lenders and the Agent. All references in this Agreement to any Person shall be deemed to include all successors and assigns of such Person.
     11.6 No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.
     11.7 Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.
     11.8 Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.
(The signature page follows)

     IN WITNESS WHEREOF, the Borrower, the Agent and the Lenders have caused this Amended and Restated Credit Agreement to be executed as of the day and year first above written.

THE BORROWER:	BELL MICROPRODUCTS INC.

	By:	/s/ William E. Meyer
	Name:	William E. Meyer
Title: Executive Vice President and Chief Financial Officer

THE LENDERS:	THE TEACHERS’ RETIREMENT SYSTEM OF ALABAMA

	By:	/s/ David G. Bronner
	Name:	David G. Bronner
	Title:	Chief Executive Officer

THE EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA

	By:	/s/ David G. Bronner
	Name:	David G. Bronner
	Title:	Chief Executive Officer

STATE EMPLOYEES’ HEALTH INSURANCE FUND

	By:	/s/ David G. Bronner
	Name:	David G. Bronner
	Title:	Chief Executive Officer

JUDICIAL RETIREMENT FUND

	By:	/s/ David G. Bronner
	Name:	David G. Bronner
	Title:	Chief Executive Officer

PEIRAF-DEFERRED COMPENSATION PLAN

	By: Name:	/s/ David G. Bronner David G. Bronner
	Title:	Chief Executive Officer

PUBLIC EMPLOYEES INDIVIDUAL RETIREMENT ACCOUNT FUND

	By: Name:	/s/ David G. Bronner David G. Bronner
	Title:	Chief Executive Officer